EXHIBIT 10.1

DATED OCTOBER 7, 2014

(1)	certain shareholders of

management diagnostics limited d/b/a boardex

(2)	management diagnostics limited d/b/a boardex

(3)	THE DEAL, LLC

(4)	THESTREET, inc.

Agreement for the sale and purchase of shares in the capital of Management diagnostics Limited

Orrick, Herrington & Sutcliffe (Europe) LLP

107 Cheapside
London EC2V 6DN

tel +44 (0) 20 7862 4600

fax +44 (0) 20 7862 4800

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AGREED FORM DOCUMENTS

Consultancy Agreements

Management Accounts

ANCILLARY DOCUMENTS

Reconciled Accounts

Interim Financial Statements

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AGREEMENT

DATED	2014

PARTIES

(1)	THE PERSONS whose respective names and addresses are set out in Schedule 1 Part 1 (the "Specified Shareholders");

(2)	MANAGEMENT DIAGNOSTICS LIMITED D/B/A BOARDEX, a private company limited by shares registered in England with number 3714017 whose registered office is at Elizabeth House, 5th Floor, York Road, London SE1 7NQ of which brief particulars are set out in Schedule 2 (the "Company");

(3)	THE DEAL, LLC a Delaware limited liability company, whose principal office is at 14 Wall Street, 15th Floor, New York, NY 10024 (the "Buyer"); and

(4)	THESTREET, INC. a Delaware corporation, whose principal office is at 14 Wall Street, 15th Floor, New York, NY 10024 ("TST" or the "Guarantor").

RECITALS

A.	WHEREAS, the Specified Shareholders collectively hold in excess of 80% of the issued share capital of the Company;

B.	WHEREAS, the Buyer has made an offer (the "Offer") to the Specified Shareholders to purchase the entire issued share capital of the Company at a price equal to (i) $20,000,000 in cash payable to holders of the Class A Shares, Class B Shares and Preferred Shares (each as defined below) and (ii) $2,500,000 in cash payable to holders of the Class C Shares (as defined below), on the terms and subject to the conditions set forth in the offer letter delivered to the Specified Shareholders (the "Offer Letter") on 6 October 2014 (the "Offer Date");

C.	WHEREAS, the Specified Shareholders wish to sell their Shares to the Buyer in accordance with the terms of the Offer and they have requested that the Buyer extend the terms of the Offer to all shareholders of the Company as required by article 15 of the Articles (as defined below);

D.	WHEREAS, the Buyer has extended the Offer to all the Sellers who are not Specified Shareholders; and

E.	WHEREAS, the Buyer wishes to purchase all of the outstanding share capital of the Company and the Specified Shareholders wish to sell to the Buyer the Shares (as defined below) which they own on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	In this agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

"2017 Financial Statements" means the audited consolidated financial statements of TST for the year ended 31 December 2017 prepared in accordance with US GAAP;

"Accounts" means:

(a)	the audited consolidated balance sheet of the Target Group as at the Balance Sheet Date; and

(b)	the audited consolidated profit and loss account of the Target Group for the financial year ended on the Balance Sheet Date,

in each case, prepared in accordance with UK GAAP and including, the relative notes and directors' and auditors reports;

"Additional Consideration Deductions" has the meaning set out in clause 4.2;

"Adjusted Consideration" has the meaning set out in clause 4.1(a);

"Adjustment Date" means the fifth (5th) Business Day following the date on which the Closing Statement is agreed or determined in accordance with Schedule 4;

"Adjustment Payment" means an amount, if any, payable on the Adjustment Date, in accordance with clause 4.5;

"Affiliate" means, in relation to any Party which is a company, any subsidiary undertaking or parent undertaking of that Party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

"Agreed Form" means, in relation to a document, the form of that document which has been negotiated and agreed between the Sellers' Representative and the Buyer and initialled by or on behalf of each of them as evidence of that agreement;

"Anti-corruption Laws" means the Bribery Act, the US Foreign Corrupt Practices Act of 1977 ("FCPA"), and all other anti-bribery or anti-corruption laws applicable to the business of the Target Group;

"Appointing Party" has the meaning set forth in clause 19.1;

"Articles" means the Articles of Association of the Company adopted on 28 June 2012;

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"Associated Person" means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company's behalf;

"Balance Sheet Date" means 31 December 2013;

"Break Fee" has the meaning set out in clause 2.4;

"Bribery Act" means the UK Bribery Act 2010;

"Business Day" means a day (not being a Saturday or a Sunday) on which banks generally are open in New York and London for the transaction of normal banking business;

"Buyer's Group" means TST and its Affiliates for the time being other than the Target Companies and the expression "member of the Buyer's Group" shall be construed accordingly;

"Claim" means any claim for breach of the Warranties other than the Tax Warranties and the Title Warranties;

"Class A Shares" means the A ordinary shares of £0.10 each in the capital of the Company;

"Class B Shares" means the B ordinary shares of £0.10 each in the capital of the Company;

"Class C Shareholder" means each holder of the Class C Shares;

"Class C Shares" means the C ordinary shares of £0.10 each in the capital of the Company;

"Closing Adjustment Amount" means the amount, which may be positive or negative, equal to (i) the difference between Working Capital and the Working Capital Target (for these purposes, the difference shall be expressed as a positive sum if Working Capital is greater than (i.e. less negative than) the Working Capital Target and as a negative sum if less than (i.e. more negative than) the Working Capital Target) plus (ii) the Indebtedness Amount, plus (iii) the Licence Adjustment Amount.

"Closing Statement" means the statement as at the last Business Day of the month prior to the Completion Date in the form set out in Part 3 of Schedule 4, which is to be prepared in accordance with the provisions of and on the bases set out in Parts 1 and 2 of that Schedule;

"Companies Act" means the Companies Act 2006;

"Company's Transaction Expenses" means any fees and expenses (together with any VAT properly charged thereon but only to the extent that such VAT is irrecoverable) due to the Company's advisors and agents and the Sellers' Representative, including the fees and expenses of the Sellers' Solicitors, the Company's accountants and the Company's financial advisors, the Payment Agent and the Escrow Agent and including an amount of $150,000 as an advance for future advisor fees and expenses;

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"Completion" means completion of the transactions contemplated by this agreement, as provided for in clause 5 and Schedule 9;

"Completion Date" has the meaning set out in clause 5.1;

"Completion Payments" means the payments to be made on the Completion Date in accordance with Schedule 10;

"Conditions" means the conditions precedent to Completion set out in clauses 2.1 and 2.2 and "Condition" shall be interpreted accordingly;

"Consideration" means the aggregate of (i) $20,000,000 in cash payable to the holders of the Class A Shares, the Class B Shares and the Preferred Shares and (ii) $2,500,000 in cash payable to the holders of the Class C Shares, less the Consideration Deductions and less the Escrow Amount, as the resulting amount may be adjusted in accordance with clause 4.3(b);

"Consideration Deductions" means the aggregate of the following amounts:

(a)	an amount in US dollars equal to the stamp duty payable on the purchase of the Shares, currently estimated at $112,500;

(b)	the cost of the Insurance Policy, which cost shall not exceed $100,000 in the aggregate;

(c)	an amount in US dollars equal to the Company's Transaction Expenses where, to the extent required, such expenses are converted into US dollars at the Exchange Rate on the day of Completion; and

(d)	$60,000;

"Consultancy Agreements" means the consultancy agreements between TST and each of Richard MacWilliams and Chantry Professional Services Limited to be entered into as of the Completion Date, each in the Agreed Form and attached hereto as Appendix 1 and Appendix 2 respectively;

"Covenantor" means James Daly and Richard MacWilliams, each of whom are holders of Class C Shares;

"CTA 2009" means the Corporation Tax Act 2009;

"CTA 2010" means the Corporation Tax Act 2010;

"Databases" means all databases used in the business of or maintained by any Target Company;

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"Data Protection Laws" means, where applicable to the Target Company, the Data Protection Act 1998, the Data Protection Directive (95/46/EC), the Regulation of Investigatory Powers Act 2000, the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 (SI 2000/2699), the Electronic Communications Data Protection Directive (2002/58/EC), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) (as amended in 2009) and all applicable laws and regulations relating to the processing of Personal Data and privacy and the equivalent of any of the foregoing in any relevant jurisdiction (whether mandatory or not);

"Data Subject" means a person that is identifiable from the Personal Data;

"Deferred Shares" means the deferred shares of £0.001 each in the capital of the Company arising on the conversion of the Class A Shares, Class B Shares and Preferred Shares in accordance with the Articles;

"Disclosed" means fairly disclosed to the Buyer in the Disclosure Letter with sufficient detail to allow the Buyer to make an informed assessment of the nature and scope of the matters, facts or circumstances disclosed;

"Disclosure Letter" means the disclosure letter dated as of the date of this agreement from the Warrantors to the Buyer;

"Due Date" means in respect of any sum payable or obligation to be performed under this agreement or any of the other Transaction Documents, the day specified for the payment to be made or that obligation to be performed or, if that day is not a Business Day, the next following Business Day;

"Earn-out Amount" means an aggregate amount payable post-Completion to those Sellers who held Class A Shares, Class B Shares or Preferred Shares at the Completion Date, determined in accordance with Schedule 5 and subject to adjustment in accordance with clause 6.4;

"Earn-out Payment Date" has the meaning set out in paragraph 4 of Part 1 of Schedule 5;

"Employees" means those individuals employed by the Target Group at the date of this agreement;

"Encumbrance" means any interest or equity (whether known about or not) of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or any agreement to create any of the above;

"Environment" means the natural and man-made environment, including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including water under or within land or drains or sewers) and land and any living organisms (including man) or systems supported by those media;

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"Environmental Consents" means any Permit required under Environmental Laws for the carrying on of the business of the Target Group or the use of, or any activities or operations carried out at, any of the Properties;

"Environmental Laws" means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, regulations, secondary legislation, by-laws, civil law, criminal law and judgments and decisions of any court or tribunal), codes of practice or guidance notes which are in force and binding at the date of this agreement and relate to Environmental Matters;

"Environmental Matters" means all matters relating to the control of Hazardous Substances or waste, pollution or protection of the Environment and/or the health and wellbeing of human beings and other living things;

"Escrow Account" means the interest-bearing deposit account in the joint names of the Buyer and the Sellers' Representative to be funded at Completion in accordance with Schedule 10 and the Escrow Agreement;

"Escrow Agent" means ABN AMRO BANK N.V.;

"Escrow Agreement" means the escrow agreement to be entered into by the Buyer, the Company and the Sellers' Representative on or before the Completion Date;

"Escrow Amount" means an amount in cash equal to $1,500,000 subject to adjustment in accordance with clause 4.4;

"Estimated Adjusted Consideration" has the meaning set out in clause 5.2;

"Escrow Balance" means the balance standing to the credit of the Escrow Account as of a given date;

"Estimated Closing Statement" has the meaning set out in clause 5.2;

"Exchange Rate" means in respect of a particular currency for a particular date, the US dollar exchange rate last published in The Wall Street Journal (Europe Edition);

"Expiry Date" has the meaning set out in clause 6.3(b);

"FA" means the Finance Act;

"FSMA" means the Financial Services and Markets Act 2000;

"Full Title Guarantee" means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

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"Governmental Entity" means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority of the same) or any quasi-governmental, industry or trade or private body exercising any regulatory or quasi-regulatory, taxing, importing or other governmental or quasi-governmental power or authority, including securities exchanges, competition authorities and the European Union;

"GS" means Goldman Sachs Strategic Investments (U.K.) Limited;

"Hardware" means any and all computer, telecommunications and network equipment, operation user and maintenance manuals, and associated documentation but does not include Software;

"Harm" means harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property;

"Hazardous Substances" means any material, substance or organism which, alone or in combination with others, is capable of causing Harm;

"HMRC" means Her Majesty's Revenue & Customs and, in respect of any time before the establishment of Her Majesty's Revenue & Customs, references to HMRC shall be construed, as the context shall require, to include references to the Inland Revenue and/or Customs and Excise;

"IHTA" means the Inheritance Tax Act 1984;

"Income Tax Act" means the Income Tax Act 2007;

"Income, Profits or Gains" means income, profit, gains or any other consideration, value, receipt or measure by reference to which tax is chargeable or assessed;

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, incurred in respect of (a) money borrowed or raised, (b) any bond, note, loan stock, debenture or similar instrument, (c) acceptance or documentary credit facilities and (d) rental payments, underleases and hire purchase agreements and instalments under conditional sale agreements (in all cases whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition or use of the asset concerned, but for the avoidance of doubt excluding the agreements between the Company and Charterhouse Voice and Data PLC for the provision of telephone call routing and line rental dated 12 March 2012 and 29 October 2013, but excluding always trade creditors and deferred income of any member of the Target Group and any liabilities taken into account in Working Capital;

"Indebtedness Amount" means, as at the last Business Day of the month prior to the Completion Date, the aggregate Indebtedness of the Target Group stated in US dollars and stated as a negative number;

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"Indemnity Claim" means a claim for breach of any of the indemnities in clause 10;

"Indian Tax Claim" means the Assessment Orders received from the Indian Tax Department for the assessment year 2006/07 dated 24 March 2014 and for the assessment year 2010/11 dated 27 March 2013;

"Insurance Policy" means the Warranty and Indemnity Liability Insurance Policy for Buyers underwritten by Pembroke syndicate 4000 at Lloyd's to be entered into by the Buyer as of the date hereof;

"Intellectual Property Rights" means patents, trade marks, service marks, logos, get-up, trade names, trade secrets, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and "registered" includes applications for registration;

"Interim Financial Statements" means the unaudited consolidated balance sheet of the Target Group as at 30 June 2014 and the related unaudited profit and loss account for the Target Group as at 30 June 2014, prepared in accordance with UK GAAP and attached to this agreement as Appendix 3;

"Interim Period" means the period commencing on the exchange of this agreement and ending on the earlier of (i) the Completion Date and (ii) the date on which this agreement terminates (or is terminated) in accordance with its terms;

"IRS" means the US Internal Revenue Service;

"IRS Claim" means the claim by the IRS contained in the notice CP2030 dated 8 September 2014 for additional taxes payable by the Company relating to the 2012 tax year;

"IRS Claim Supplement" means an amount equal to $1,119,065;

"IT Contracts" means arrangements and agreements in respect of any element of, or services relating to, the IT Systems including leasing, hire-purchase, licensing, maintenance and services agreements;

"IT Systems" means the Hardware, Software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment which are owned or used by any Target Company;

"ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003;

"Laws" means any statute, law, code, judicial decision, judgment, rule, regulation, ordinance, order, decree, injunction or other pronouncement of any Governmental Entity having the effect of law;

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"Liability Amount" means, as applicable (i) an amount equal to the liability of the Warrantors, the Company and/or the Sellers’ Representative in respect of any Relevant Claim that is finally decided other than any Title Claim or (ii) an amount equal to the liability of the Specified Shareholders in respect of any Title Claim that is finally decided;

"Licence Adjustment Amount" means the difference, whether positive or negative, between the Licence Shortfall Estimate and the Licence Shortfall Amount;

"Licence Shortfall Amount" means the actual cost of purchasing additional Microsoft licences required for the business of the Target Group, subject to adjustment for the licence term;

"Licence Shortfall Estimate" means $100,500;

"Long Stop Date" means 2 January 2015 or such later date as the Buyer and the Sellers' Representative shall agree in writing;

"Losses" in respect of any matter, event or circumstance includes all demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities (including all interest, penalties and, to the extent reasonably and properly incurred, legal and other professional costs and expenses) arising or incurred in connection with such matter, event or circumstance, together with any applicable VAT thereon but only to the extent that such VAT is irrecoverable;

"Management Accounts" means the unaudited consolidated management accounts of the Target Group for each complete month for the period from the Balance Sheet Date to Completion in the Agreed Form and prepared in accordance with UK GAAP;

"Material Adverse Change" means any event, change, occurrence or development that individually or when taken together with all other events, changes, occurrences or developments, has a material adverse effect on the business, assets, liabilities, operations or the financial condition and results of operations of the Target Group as a whole or the ability of the Specified Shareholders to perform their obligations under this agreement, provided that none of the following (individually or collectively) shall represent a "Material Adverse Change":

(a)	any fact or matter disclosed in the Disclosure Letter;

(b)	any natural disaster, pandemic, act of terrorism, sabotage, armed hostility, military action or act of God, or any escalation or worsening of any of the foregoing;

(c)	any change in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(d)	any change generally affecting the industry or sector in which the business carried on by the Company operates;

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(e)	any change in laws, regulation, published policy of a Tax Authority, rates of Taxation or published accounting standards; or

(f)	a breach of this agreement by the Buyer except to the extent such breach is caused by any Seller;

"Minority Shareholders" means those shareholders of the Company as at the date of this agreement other than the Specified Shareholders;

"Offer" has the meaning set out in the Recitals;

"Offer Date" has the meaning set out in the Recitals;

"Offer Letter" has the meaning set out in the Recitals;

"Offer Period" means the 15 business day period commencing on the date the Offer is extended to the Minority Shareholders in accordance with the Articles;

"Option" means, in relation to each Option Seller, the option granted by the Trustee to that Option Seller and to be exercised prior to Completion over the number of Option Shares set out alongside that Option Seller's name in Schedule 1 Part 3;

"Option Holder" means any holder of an option to acquire shares in the Company that has not otherwise been exercised, lapsed or waived as at the Offer Date;

"Option Seller" means each Seller identified in Schedule 1 Part 3;

"Option Shares" means 13,307 of the Class B Shares held by the Trustee;

"Parties" means the parties to this agreement and "Party" means any of them;

"Payment Agent" means ABN AMRO Bank N.V.;

"Payment Agreement" means the Payment Agent agreement to be entered into by the Buyer, the Company, the Sellers’ Representative and the Payment Agent on or before Completion;

"Payment Schedule" means the Schedule of Payments to be made on the Completion Date and prepared in accordance with Schedule 10;

"Pension Schemes" means the Group Personal Pension scheme Scottish Life the contributions paid to the personal pension arrangements of certain Employees of each Target Company, and the US 401K retirement benefits scheme;

"Permit" means an authorisation, certificate, approval, permit, licence, registration or consent issued by a Governmental Entity;

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"Permitted Encumbrance" means any lien or equivalent arising as a result of the operation of law or any retention of title arrangements operating by virtue of the standard terms of suppliers;

"Personal Data" means data which relate to an individual who can be identified from that data or is otherwise considered personal data or personally identifiable information under Data Protection Laws;

"Preferred Shares" means the preferred ordinary shares of £0.10 each in the capital of the Company;

"Properties" means the properties referred to in Schedule 12 and "Property" means any of them;

"Reconciled Accounts" means the Target Group’s (a) audited consolidated balance sheet as at 31 December 2013 and related audited profit and loss accounts as at 31 December 2013 and (b) the unaudited consolidated balance sheet as at 30 June 2014 and the related unaudited profit and loss account, in each case, prepared in accordance with UK GAAP and converted into US dollars and US GAAP, including the related notes to the adjustments thereon and report from Grant Thornton UK LLP contained in Appendix 4 to this Agreement;

"Releases" means the releases to be given by each of (i) Olswang LLP and (ii) Broadhaven Securities, LLC in favour of the Company at Completion acknowledging that the payments received by the releasing party are in full and final satisfaction of all amounts owing by the Company to such party in connection with the Transaction;

"Relevant Business" has the meaning set out in clause 12.4(b);

"Relevant Claim" has the meaning set out in clause 6.5(a);

"Relief" means any relief, allowance or credit in respect of any tax or any deduction in computing income, profits or gains for the purposes of any tax;

"Returns" has the meaning set out in paragraph 2.1 of Part 3 of Schedule 4;

"SEC" means the US Securities and Exchange Commission;

"Securities Act" means the US Securities Act of 1933, as amended;

"Sellers" means the Specified Shareholders, the Minority Shareholders and, if different, the Option Sellers and "Seller" means any of them;

"Sellers' Representative" means Richard MacWilliams or such other person as shall have been appointed to replace him in accordance with clause 21;

"Sellers' Solicitors" means Olswang LLP;

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"Settlement Agreements" means the settlement agreements between the Company and each of Richard MacWilliams and James Daly to be entered into as of the date hereof and subject to and conditioned upon Completion;

"Shares" means the shares, comprising the entire issued share capital of the Company, details of which are set out in Schedule 2;

"Software" means any and all computer programs whether in source or object code form, including all modules, routines and sub-routines thereof and all related source and other preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

"Subsidiaries" means the companies brief particulars of which are set out in Schedule 3 and "Subsidiary" means any of them;

"Surviving Provisions" means clauses 1 (Interpretation), 2.4 (Break Fee), 16 (Announcements), 17 (Confidentiality), 18 (Notices), 20 (Entire Agreement), 21 (Sellers' Representative), 22 (General) and 24 (Governing Law);

"Target Companies" or "Target Group" means the Company and the Subsidiaries, "Target Company" means any of them and the expression "relevant Target Company" shall be construed accordingly;

"Taxable Consideration" means, in relation to the individual in question, the individual's proportionate share of the Estimated Adjusted Consideration plus their proportionate share of the Escrow Amount plus, in the case of the Option Sellers only, the Company's best estimate (which shall be reasonably satisfactory to the Buyer) of the market value, as at Completion, of the Option Seller's right to share in the Earn-Out Amount);

"tax" or "taxation" means all forms of taxation, duties, imposts, levies and rates of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted, or otherwise payable as a consequence of any direction or order of any Tax Authority, together with all charges, interest, penalties and fines imposed by a Tax Authority which are incidental or relate to or arise in connection with any and all such taxes, duties, imposts, levies and rates including (without limitation) income tax, PAYE, national insurance contributions, corporation tax, advance corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, withholding tax, capital transfer tax and inheritance tax;

"Tax Authority" means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

"Tax Claim" means a claim under Schedule 7 and/or for breach of any of the Tax Warranties;

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"Tax Covenant" means the covenant set out in Schedule 7;

"Tax Warranties" means the warranties set out in Schedule 6 Part 3;

"TCGA" means the Taxation of Chargeable Gains Act 1992;

"Third Party Costs" has the meaning set forth in clause 6.4(c).

"TIOPA" means the Taxation (International and Other Provisions) Act 2010;

"Title Claim" means a claim for a breach of any of the Title Warranties;

"Title Warranties" means those warranties set out in Schedule 6 Part 1;

"TMA" means the Taxes Management Act 1979;

"Total Consideration" has the meaning set out in clause 4.1;

"Transaction" has the meaning set out in clause 3.1;

"Transaction Documents" means this agreement and the other documents listed in Schedule 11;

"Trustee" means MDL ESOP Limited in its capacity as trustee of the employee benefit trust operated by the Company;

"UKET Clearance" means a clearance application submitted by or on behalf of any of the Buyer or any Target Company to H.M. Revenue & Customs in relation to the question of whether UK Employment Taxes are properly due in respect of the Earn-out Amount or any part of it;

"UK Employment Taxes" means income tax and employee national insurance contributions, whether or not accountable for under the PAYE system, which arise by reference to or in connection with the employment or deemed employment of any person;

"UK GAAP" means generally accepted accounting principles of the United Kingdom, including all applicable Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued or adopted by the Accounting Standards Board and the requirements of the Companies Act as in effect as at the Balance Sheet Date;

"UK Target Company" means a Target Company which is, or at any time since incorporation has been, resident in the United Kingdom for tax purposes;

"US GAAP" means generally accepted accounting principles of the United States;

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"VAT" means value added tax chargeable in accordance with VATA as well as value added tax (by whatever name known) charged in accordance with equivalent legislation application in any jurisdiction other than the United Kingdom;

"VAT Group" means the Company and any person grouped with it for the purposes of sections 43-43D VATA;

"VATA" means the Value Added Tax Act 1994;

"Warranties" means the warranties set out in Schedule 6Part 2;

"Warrantors" means James Daly, Richard MacWilliams, Neil Davies and Cameron Ireland;

"Working Capital" means, as at the last Business Day of the month prior to Completion, the aggregate working capital of the Target Group stated in US dollars as of such date, calculated in accordance with Schedule 4 and consistent with the illustrative pro forma calculations of Working Capital as set forth on Schedule 4 Part 3;

"Working Capital Supplement" means the amount (if any) by which Working Capital, as set forth in the Estimated Closing Statement, exceeds (i.e. is less negative than) the Working Capital Target; and

"Working Capital Target" means -$2,100,000 (i.e. minus two million one hundred thousand dollars).

1.2	In this agreement, unless the context otherwise requires:

(a)	a reference to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in each case whether or not having separate legal personality);

(b)	references to "this agreement" shall include the Recitals and Schedules to it, which form part of this agreement, and references to clauses, the Recitals and Schedules are to clauses of and the Recitals and Schedules to this agreement;

(c)	the headings are inserted for convenience only and shall not affect the construction of this agreement;

(d)	words in the singular shall include the plural and vice versa;

(e)	a reference to one gender includes all genders;

(f)	references to times of the day are to London time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight;

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(g)	references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which in that jurisdiction most nearly approximates to the English legal term in question;

(h)	references to "£" or "sterling" are references to the lawful currency from time to time of the United Kingdom and references to "$", "dollars", "USD" or "US$" are to U.S. dollars, the lawful currency of the United States;

(i)	references to an "associate" or a "connected person" in relation to another person are references to a person who is an associate of or connected with the other person within the meaning of section 448 of the CTA 2010 or sections 1122 and 1123 of the CTA 2010 as appropriate;

(j)	references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time before the date of this agreement and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time before the date of this agreement under the statute concerned;

(k)	unless otherwise specifically provided in this agreement, references to any monetary sum expressed in a dollar amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this agreement;

(l)	where it is necessary to determine whether a monetary limit or threshold set out in Schedule 8 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than dollars, the value of each such claim shall be translated into dollars at the Exchange Rate on the date of receipt of written notification of such claim in accordance with Schedule 8;

(m)	any statement qualified by the expression "to the best of the Warrantors' knowledge" or "so far as the Warrantors are aware" or any similar expression shall mean that the Sellers are deemed to have, when making the statement, the knowledge which they would have had if they had made due and careful inquiry of Greg Wood, Dominick Sutton, Naomi Kent, Lesley John-Baptiste, Janice Gordene and Mir Fida Hussain and is deemed to include a further statement that due and careful enquiry has been made and each Warrantor is deemed to have the knowledge which each other Warrantor has or is deemed to have;

(n)	a reference to "includes" or "including" will be construed as "includes without limitation" or "including without limitation" (as the case may be);

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(o)	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things;

(p)	if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day; and

(q)	references to the "Escrow Amount", other than in clause 4.4(b), and "sums standing to the credit of the Escrow Account" shall be construed as excluding the IRS Claim Supplement (with, for the avoidance doubt, the amount of the IRS Claim Supplement in the Escrow Account being subject to the provisions of Clause 6.3 but not otherwise being subject to deduction or withholding pursuant to any of the provisions of Clauses 6.2, 6.3 (other than Clauses 6.3(d) and 6.3(e) which shall apply), 6.4 or 6.5).

2.	CONDITIONS PRECEDENT

2.1	The provisions of clause 3 (Sale and Purchase), clause 4 (Consideration) and clause 5 (Completion) are conditional on the following having occurred on or before 5:00 p.m. on the Long Stop Date:

(a)	the Buyer having extended the terms of the Offer to the Minority Shareholders in accordance with article 15.1.2 of the Articles and the Offer Period having expired;

(b)	the Offer having been accepted by the holders of at least 80% of the outstanding Shares of the Company; and

(c)	save for the Option Sellers in respect of the Options, no Option Holder shall have exercised any options to acquire shares in the Company on or after the Offer Date.

2.2	The Buyer's obligations in clause 3 (Sale and Purchase), clause 4 (Consideration) and clause 5 (Completion) are additionally conditioned upon:

(a)	no Minority Shareholder having (i) commenced proceedings to injunct or prevent implementation of the transactions contemplated by this agreement or (ii) notified the Company or the Buyer in writing that it intends to commence such proceedings and the Buyer, acting reasonably, having determined that such Minority Shareholder is reasonably likely to commence such proceedings, in each case prior to the Expiration of the Offer Period;

(b)	all outstanding options to acquire Shares granted to current or former employees of the Target Group shall have been exercised, lapsed or waived prior to the Offer Date or, prior to the Offer Date, shall have been exercised or waived conditional on Completion;

(c)	each of the Warranties being true and correct as of the date of this agreement and at Completion as though made on and as at Completion, except where a breach of Warranty would not, individually or in the aggregate, constitute a Material Adverse Change and each of the Title Warranties being true and correct at Completion as though made on and as at Completion;

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(d)	the Warrantors and the Company shall have complied with their obligations in clause 8.1 in all material respects; and

(e)	since the Balance Sheet Date, there having been no Material Adverse Change.

2.3	The Buyer and the Sellers' Representative shall keep each other fully informed of all progress and developments with regard to satisfaction of the Conditions and shall notify the other promptly in writing as soon as it becomes aware that any of the same have been satisfied or have become incapable of satisfaction and shall produce to the other such documentation as may be reasonably required to evidence any such satisfaction.

2.4	If this agreement terminates pursuant to clause 7.1 by reason of the Conditions in any of clause 2.1(c), 2.2(a) or 2.2(b) not being satisfied, the Company shall pay the sum of $500,000 to the Buyer (the "Break Fee"). The Parties agree that the Break Fee represents a reasonable pre-estimate of the Buyer's losses related to costs incurred investigating and negotiating the Transaction, including advisors' fees and expenses, in the event the Transaction fails to complete in accordance with the terms of this agreement.

(a)	The Company shall pay the Break Fee to TST for and on behalf of the Buyer no later than seven (7) days after the date on which it becomes payable under this clause 2.4.

(b)	All sums payable by the Company pursuant to this clause 2.4 shall be paid free and clear of any deductions, withholdings, set offs or counterclaims, save only as may be required by law.

2.5	If by 5:00 p.m. on the Long Stop Date (i) any of the Conditions in clause 2.1 shall not have been satisfied or waived in writing by the Sellers' Representative and the Buyer, or (ii) any of the Conditions in clause 2.2 shall not have been satisfied or waived in writing by the Buyer, this agreement shall terminate (unless previously terminated in accordance with clause 7.1) and have no further force or effect and no Party shall have any liability in respect of it, except for any antecedent breach of this clause 2 or as otherwise set forth in clause 2.4 and the Surviving Provisions shall survive such termination and continue in full force and effect.

3.	SALE AND PURCHASE

3.1	Subject to clause 3.4, each of the Specified Shareholders agrees to sell to the Buyer the number of Shares set opposite such Specified Shareholder's name in Schedule 1 Part 1 and the Buyer agrees to purchase such Shares from the respective Specified Shareholders free from all Encumbrances and, together with the benefit of all rights attaching to them with effect from Completion, including all rights to dividends and other distributions, and (without limitation to the foregoing) otherwise with Full Title Guarantee on and subject to the terms of this agreement and to purchase the remaining shares from the Minority Shareholders at the conclusion of the Offer Period, in each case (the "Transaction").

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3.2	Each of the Specified Shareholders undertakes to waive, or to procure the waiver of, all pre-emption and similar rights over the Shares or any of them to which they, or any person, may be entitled under the articles of association of the Company or otherwise prior to or in consequence of the sale or transfer of the Shares from the Sellers to the Buyer.

3.3	Nothing in this agreement shall oblige the Buyer to buy any of the Shares or any Specified Shareholder to sell any of the Shares or the Buyer or any Specified Shareholder to complete the Transaction unless the sale and purchase of all of the Shares is completed at the same time.

3.4	As at Completion, the Trustee will hold the legal title to the Option Shares as nominee and on bare trust for the Option Sellers. The Trustee confirms that it has irrevocable authority from each of the Option Sellers to sell the Option Shares to the Buyer under the terms of the Offer and this agreement. The Trustee irrevocably directs the Buyer, subject to and in accordance with the terms of this agreement, to pay that portion of the Total Consideration due to the Option Sellers in respect of the Option Shares.

4.	CONSIDERATION

4.1	The total consideration for the Shares (the "Total Consideration") shall consist of:

(a)	the Consideration as adjusted by the Closing Adjustment Amount (the "Adjusted Consideration" (subject to clause 6));

(b)	the Escrow Amount (and interest accruing on it in the Escrow Account) but only to the extent that it is to be released to the Payment Agent for and on behalf of the Sellers pursuant to clause 6; and

(c)	the Earn-out Amount, if any

less any Additional Consideration Deductions. The Total Consideration shall be allocated among the Sellers in accordance with their respective entitlements as set out in Schedule 1. The Sellers' Representative shall instruct the Payment Agent to make payments under the Payment Agreement to each of the Specified Shareholders in accordance with their respective entitlements as set out in Schedule 1.

4.2	Subject to clause 6.1, the Buyer shall be entitled to deduct (i) the amount of any Adjustment Payment due from the Sellers pursuant to clause 4.5(b) and (ii) the Liability Amount for each Relevant Claim finally decided in favour of the Buyer pursuant to clauses 6.3(a) or 6.4(b) (such deductions collectively, "Additional Consideration Deductions") from the Total Consideration. Any sum so deducted by the Buyer shall be deemed to reduce the Total Consideration due to the Sellers hereunder.

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4.3	Subject to clauses 4.10 and 4.11, the Total Consideration shall be satisfied as follows:

(a)	by payments of the Estimated Adjusted Consideration to the Payment Agent for and on behalf of the Sellers;

(b)	if and to the extent payable to the Sellers in accordance with clause 4.5(a), by payment of the Closing Adjustment Amount to the Payment Agent for and on behalf of the Sellers;

(c)	by payment of the Escrow Balance, if any, to the Payment Agent for and on behalf of the Sellers in accordance with clause 6.3; and

(d)	subject always to clause 6.4, by the payment of the Earn-out Amount, if any, to the Payment Agent for and on behalf of the relevant Sellers.

4.4	On Completion, the Buyer shall make the Completion Payments in accordance with the Payment Schedule; provided that the Escrow Amount payable into Escrow Account at Completion shall be adjusted as follows:

(a)	If Working Capital as set forth in the Estimated Closing Statement is greater than (i.e. less negative than) the Working Capital Target, the Escrow Amount shall be increased by the Working Capital Supplement.

(b)	If and to the extent the Company has not received written confirmation that the IRS Claim has been fully and finally decided at least two Business Days prior to Completion, the Escrow Amount shall be increased by the IRS Claim Supplement.

4.5	On the Adjustment Date, subject always to clause 6.2:

(a)	If the amount of the Adjusted Consideration determined as final and binding in accordance with Schedule 4 exceeds the Estimated Adjusted Consideration, the Buyer shall pay to the Payment Agent for and on behalf of the Sellers an aggregate amount equal to the excess. The Adjustment Payment shall be allocated among the Sellers in accordance with their respective entitlements set forth in Parts 1 or 2 as applicable of Schedule 1.

(b)	If the amount of Adjusted Consideration determined as final and binding in accordance with Schedule 4 is less than the Estimated Adjusted Consideration, the Buyer shall be entitled to deduct from the amount standing to the credit of the Escrow Account, and be paid therefrom, an aggregate amount equal to the shortfall. If the Adjustment Payment is due to the Buyer pursuant to this clause 4.5(b), the Sellers' Representative shall procure that the amount of such payment shall be satisfied by the release of monies from the Escrow Account.

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4.6	On the Earn-out Payment Date and subject always to clause 6, the Buyer shall pay to the Payment Agent for and on behalf of the Sellers, in cash (subject to the withholding of any amount which is required by law to be withheld on account of tax, including but not limited to amounts due on account of UK Employment Taxes) the Earn-out Amount, if greater than zero, in accordance with Schedule 5. The Earn-out Amount, if any, shall be allocated among the relevant Sellers in accordance with the applicable earn-out percentage set out opposite such Seller's name in Parts 1 or 2 as applicable of Schedule 1. For the avoidance of doubt, the Trustee shall be entitled to receive that portion of the Earn-out Amount set opposite its name in Part 1 of Schedule 1, and Class C Shareholders shall not be entitled to receive any portion of the Earn-out Amount. Part 4 of Schedule 5 shall apply with effect from Completion. The Parties acknowledge and agree that, as at the date of this Agreement, they do not consider that any UK Employment Taxes will be due to HMRC as a consequence of the payment of the Earn-out Amount.

4.7	If the Buyer, in its reasonable judgment, decides to apply for a UKET Clearance on or prior to 1 January 2018, the Buyer undertakes to procure that:

(a)	any such UKET Clearance is first submitted to the Sellers' Representative for review and comment prior to being submitted to H.M. Revenue & Customs;

(b)	the Sellers' Representative and his duly appointed agents and advisers shall be permitted a reasonable period of time in which to provide such review and comment; and

(c)	Buyer shall use reasonable endeavours to incorporate reasonable comments of the Sellers' Representative timely notified to the Buyer into the UKET Clearance prior to its submission to H.M. Revenue & Customs.

4.8	The Total Consideration shall be deemed to be reduced by an amount equal to the aggregate amount (if any) paid by the Sellers to the Buyer under or pursuant to all Title Claims and the aggregate amount of all deductions by the Buyer made pursuant to clause 4.2; provided that the Total Consideration shall not be deemed to be reduced below zero.

4.9	Nothing in clause 4.8 shall be treated as limiting the amount that the Buyer may recover from the Sellers under any provision of this agreement.

4.10	The Option Sellers hereby agree that the following amounts shall be deducted or withheld by the Paying Agent from the portion of Estimated Adjusted Consideration each Option Seller is due to receive(as set out alongside the Option Seller's name in column 3 of Part 3 of Schedule 1):

(a)	an amount equal to the aggregate exercise price that each of the Option Sellers has irrevocably undertaken to pay to the Trustee in order to exercise his Option prior to Completion (as set out alongside the Option Seller's name in column 4 of Part 3 of Schedule 1); and

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(b)	an amount equal to the Company's good faith estimate (which estimate shall be reasonably satisfactory to the Buyer) of the amount by which the Taxable Consideration payable to such Option Seller in respect of their Option Shares exceeds the aggregate exercise price that the Option Seller has irrevocably undertaken to pay to the Trustee in order to exercise their Option prior to Completion (as set out alongside the Option Seller's name in column 4 of Part 3 of Schedule 1), and the amounts withheld pursuant to clause 4.10(a) shall be paid to the Trustee and the amounts withheld pursuant to clause 4.10(b) shall be paid to the Company (as set out in the Payment Schedule).

4.11	An amount equal to the Company's good faith estimate (which estimate shall be reasonably satisfactory to the Buyer) the Taxable Consideration that is payable to to each Class C Shareholder in respect of their Class C Shares shall be withheld from the Estimated Adjusted Consideration that is payable to such Class C Shareholder in respect of their C Shares and such withheld amounts shall be paid to the Company (as set out in the Payment Schedule).

4.12	As soon as reasonably practicable after Completion, and in any event within 30 days, the Company shall:

(a)	apply the amounts withheld pursuant to clause 4.10(b) (and received by the Company pursuant to clause 4.10) in discharging UK Employment Taxes arising in connection with the exercise of the Options and, to the extent that the liability of an Option Seller to pay any such UK Employment Taxes is less than the amount deducted from such Option Seller’s Estimated Adjusted Consideration pursuant to clause 4.10(b), the Company shall pay an amount equal to the difference to the relevant Option Seller; and

(b)	apply the amounts withheld pursuant to clause 4.11 (and received by the Company pursuant to clause 4.11) in discharging UK Employment Taxes arising in connection with the disposal of the C Shares by the Class C Shareholders and, to the extent that the liability of a Class C Shareholder to pay any such UK Employment Taxes is less than the amount deducted from such Class C Shareholder’s Estimated Adjusted Cash Consideration pursuant to clause 4.11, the Company shall pay an amount equal to the difference to the relevant Class C Shareholder.

5.	COMPLETION

5.1	Completion shall take place at the offices of Orrick, Herrington & Sutcliffe (Europe) LLP in London at 2:00 p.m. (with effect from 11:59 p.m.) on the later of (a) 31 October 2014 and (b) the last Business Day of the month occurring at least five (5) Business Days after the day upon which all of the Conditions (other than those which can only be satisfied by their terms at Completion) have been satisfied or waived, or at such other date and time as the Buyer and the Sellers' Representative may otherwise agree (the "Completion Date").

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5.2	At least ten (10) Business Days before the Completion Date, the Company shall prepare and deliver to the Buyer a written statement setting out the Company's good faith estimates of (i) Working Capital, (ii) the Indebtedness Amount, (iii) the Licence Adjustment Amount, (iv) the Closing Adjustment Amount and (v) the resulting calculation of the Adjusted Consideration (the "Estimated Adjusted Consideration") in the form set out in Schedule 4 Part 3 which is to be prepared in accordance with the provisions of and on the bases set out in Parts 1 and 2 of that Schedule (the "Estimated Closing Statement"). Once it has received the Estimated Closing Statement, the Buyer may request further information from the Company in order to review the Estimated Closing Statement.

5.3	At least two Business Days prior to Completion

(a)	the Company together with the Sellers' Representative shall prepare and finalise the Payment Schedule to the reasonable satisfaction of the Buyer; and.

(b)	the Buyer and the Sellers' Representative shall jointly notify the Paying Agent of the Completion Date and the amount the Buyer shall pay to the Paying Agent one Business Day (as such term is defined in the Payment Agreement) prior to Completion.

5.4	Completion shall take place in accordance with Schedule 9 and each Party shall at Completion perform all of the obligations which the provisions of Schedule 9 require it to perform.

5.5	Following Completion, the Buyer and the Sellers' Representative shall procure that the Closing Statement is prepared and agreed or determined (as the case may be) in accordance with Schedule 4.

6.	ADDITIONAL CONSIDERATION DEDUCTIONS

6.1	The Parties agree that the Additional Consideration Deductions shall not exceed in aggregate the sum of (i) any Adjustment Payment due to the Buyer pursuant to clause 4.5(b), (ii) the Escrow Amount and (iii) the Earn-out Amount, if any. Subject always to clause 7, the Buyer's entitlement to make deductions in accordance with clause 4.5(b) and this clause 6 constitute the Buyer's sole recourse and remedy in respect of any entitlement to receive an Adjustment Payment under clause 4.5(b) or in connection with any Relevant Claim, other than a Title Claim, which has been finally decided (all other rights and remedies being waived by the Buyer). The Parties acknowledge that the Sellers have no entitlement to any monies released to the Buyer from the Escrow Account or deducted by the Buyer in accordance with the terms of this agreement.

6.2	The Buyer shall be entitled to deduct any Liability Amounts in respect of any Relevant Claims that are finally decided in favour of the Buyer prior to the Adjustment Date from the Adjustment Payment to be paid to the Paying Agent for and on behalf of the Sellers pursuant to clause 4.5(a). To the extent any such Liability Amount(s) exceed the amount of any Adjustment Payment due to the Sellers, the Buyer shall be entitled to deduct the excess in accordance with clauses 6.3 and 6.4, subject to clause 6.1.

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6.3	Escrow

(a)	The Buyer shall be entitled to the release of funds from the Escrow Account in respect of any Additional Consideration Deductions due to it pursuant to clause 4.2. The Buyer and the Sellers' Representative shall procure the release of funds from the Escrow Account to the Buyer in respect of (i) any Adjustment Payment to be paid to the Buyer in accordance with clause 4.5(b), and (ii) the Liability Amount of any Relevant Claims which have been finally decided in favour of the Buyer. If the Escrow Balance is less than the amount which the Buyer is entitled to receive pursuant to this clause 6.3(a), the Buyer and the Sellers' Representative shall procure the release of the Escrow Balance to the Buyer and the Buyer, as its remaining recourse, shall be entitled to deduct any remaining amount from the Earn-out Amount in accordance with clause 6.4, subject to clause 6.1;

(b)	On the second anniversary of the Completion Date (the "Expiry Date"):

(i)	if there is no Relevant Claim outstanding and which has not been finally decided, the Escrow Account Balance shall be released to the Payment Agent for and on behalf of the Sellers; or

(ii)	if any Relevant Claim remains outstanding and which has not been finally decided and the Escrow Balance is greater than zero, an amount equal to the alleged amount of such claim shall be retained in the Escrow Account (or the remaining balance, if less than such alleged amount) and the remainder (if any) of the Escrow Account shall be released to the Payment Agent for and on behalf of the Sellers;

in each case, in accordance with the terms of the Escrow Agreement.

(c)	If and to the extent any amount is retained in the Escrow Account after the Expiry Date by reason of clause 6.3(b), then promptly after all Relevant Claims outstanding on the Expiry Date are withdrawn or finally decided and all monies required by clause 6.3(a) to be released to the Buyer in respect of the Relevant Claims have been released, the Escrow Balance shall be released to the Payment Agent for and on behalf of the Sellers.

(d)	The Sellers' Representative and the Buyer shall procure that joint instructions required to give full effect to the provisions of this clause 6 are duly executed and delivered to the Escrow Agent in accordance with the Escrow Agreement.

(e)	Any monies to so released or paid to the Payment Agent shall be allocated among the Sellers in accordance with their respective entitlements as set forth in Parts 1 or 2 as applicable of Schedule 1.

(f)	If and to the extent the Escrow Amount is increased by the Working Capital Supplement in accordance with clause 4.4(a) and on the Adjustment Date

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(i)	Working Capital as set forth in the Closing Statement equals or exceeds (ie is less negative than) Working Capital as set forth in the Estimated Closing Statement, the Buyer and the Sellers' Representative shall procure that an amount equal to the Working Capital Supplement is released to the Sellers from the Escrow Account; or

(ii)	Working Capital as set forth in the Closing Statement is less than Working Capital as set forth in the Estimated Closing Statement, the Buyer and the Sellers' Representative shall procure that an amount equal to the difference between the Working Capital as set forth in the Estimated Closing Statement and the Working Capital as set forth in the Closing Statement (which should be a positive number) is released from the Escrow Account to the Buyer.

To the extent the amount released to the Buyer pursuant to clause 6.3(f)(ii) is less than the amount of the Working Capital Supplement, the Buyer and the Sellers' Representative shall procure that an amount equal to the difference between the Working Capital as set forth in the Closing Statement and the Target Working Capital (which should be a positive number) is released to the Sellers from the Escrow Account.

As an example and for the avoidance of doubt, if the Working Capital as set forth in the Estimated Closing Statement is -$1,500,000, the Working Capital Supplement would be $600,000 (-$1,500,000 minus -$2,100,000).

Then, if the Working Capital as set forth in the Closing Statement is -$1,400,000, the Working Capital Supplement would be released to the Sellers, and the Buyer would make an additional payment of $100,000 (-$1,400,000 minus -$1,500,000) to the Sellers.

However, if the Working Capital as set forth in the Closing Statement is -$1,700,000, then $200,000 (-$1,500,000 minus -$1,700,000) would be released to the Buyer, and $400,000 (-$1,700,000 minus  -$2,100,000) would be released to the Sellers.

(g)	Within 30 days from the date the IRS Claim is finally decided, the Buyer and the Sellers' Representative shall procure

(i)	that the liability amount of the Company for such IRS Claim (including interest and penalties and reasonable advisors and legal fees and expenses) shall be released to the Buyer from the Escrow Account; and

(ii)	to the extent that the IRS Claim Supplement exceeds the amount released to the Buyer pursuant to clause 6.3(g)(i) or if the IRS Claim is decided on terms that no sum is payable to the IRS in connection therewith, that an amount equal to the excess or as the case may be the entire IRS Claim Supplement, shall be released to the Sellers from the Escrow Account.

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6.4	Earn-out

(a)	Subject to clause 6.4(c), if at any time prior to the Earn-out Payment Date any Relevant Claim has been finally decided in favour of the Buyer, the Buyer may deduct from the Earn-out Amount the Liability Amount in respect of such Relevant Claim and may apply the amount so deducted in satisfaction of such claim.

(b)	Subject to clause 6.4(c), if on the Earn-out Payment Date any Relevant Claim remains outstanding and has not been finally decided, the Buyer is entitled to withhold from the Earn-out Amount otherwise due pursuant to clause 4.6 an amount equal to the Buyer's good faith estimate of the Liability Amount of such Relevant Claim. Any amount so withheld shall not then be due to the Sellers in question until and to the extent the Relevant Claim is finally decided in favour of the relevant Sellers. If the Relevant Claim is finally decided in favour of the Buyer, in respect of that Relevant Claim, the Buyer may deduct from any payment which would, but for the operation of this clause 6.4(b), then be due in respect of the Earn-out Amount, the Liability Amount in respect of the Relevant Claim and may apply the amount so deducted in satisfaction of that claim, and the balance (if any) of the amount withheld shall then become due to the Sellers in question.

(c)	If and to the extent any Relevant Claim may also be the subject of a claim under the Insurance Policy, the Buyer shall first make a claim under the Insurance Policy in respect of that Relevant Claim and shall use all reasonable endeavours to recover such claim (provided the Buyer shall not be obliged to commence legal proceedings against the insurers) prior to deducting any monies from the Earn-out Amount pursuant to this clause 6.4. If the insurers refuse to make a payment under the Insurance Policy in respect of that Relevant Claim the Buyer shall only be obliged to continue to claim against the insurers if the Sellers' Representative requires it to do so and for and on behalf of some or all of the Specified Shareholders pays all third party costs, fees and expenses incurred in making such claim (including without limitation legal fees and expenses). For the avoidance of doubt, the Sellers’ Representative shall not be requested to pay the amount of any deductible under the Insurance Policy, but without prejudice to any ability that the Buyer may have to make a deduction pursuant to clause 6.4(b) in respect of the amount of that deductible. If any insurance claim is not finally decided on the Earn-out Payment Date, then the Buyer may deduct or withhold any monies pursuant to clauses 6.4(a) or 6.4(b). For the avoidance of doubt, to the extent monies are withheld from the Earn-out Amount in respect of any claim and the Buyer receives a payment under the Insurance Policy in respect of such claim, then the Buyer shall pay to the Payment Agent, for and on behalf of the relevant Sellers the amount so received.

6.5	For the purposes of this clause 6:-

(a)	"Relevant Claim" shall mean any Claim, Title Claim, Tax Claim or Indemnity Claim or claim for breach of clauses 8.1, 9.6, or 21.4;

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(b)	a Relevant Claim must be notified by the Buyer to the Sellers' Representative, together with details of the amount alleged to be due in respect of it, before the Expiry Date if it is to be capable of giving the Buyer rights under and be subject to clause 6.3;

(c)	a Relevant Claim shall be deemed to have been withdrawn if legal proceedings in respect of it shall not have been commenced by being both issued and served on the Warrantors, on or before the expiry of the date falling 12 months from the date on which the claim is notified to the Warrantors;

(d)	a Relevant Claim shall be deemed to be finally decided if either:-

(i)	so determined by a court of competent jurisdiction from which there is no appeal or from whose judgment the applicable defendant(s) or the Buyer does not appeal within any applicable time limits (ignoring any extension of time which any such court may be empowered to grant); or

(ii)	the applicable defendant(s) and the Buyer shall so agree in writing.

7.	TERMINATION

7.1	The Buyer may, at any time prior to Completion, terminate this agreement if any of the Conditions set forth in clause 2.1(c), 2.2(a) or 2.2(b) is not satisfied by 9:00 a.m. on the Completion Date or has, before that date, become incapable of satisfaction.

7.2	If the Buyer becomes entitled to exercise its right to terminate this agreement pursuant to clause 7.1 and:

(a)	elects not do so, the waiver of that right shall not constitute a waiver of any other rights of the Buyer arising out of any breach of the Warranties or any breach of clause 9.1 or otherwise; and

(b)	elects to do so, such action shall waive all rights which the Buyer may have arising out of any breach of the Warranties or any breach of clause 9.1 or otherwise.

7.3	If on the Completion Date any Seller shall fail to comply in any material respect with its obligations under Schedule 9 (other than for reason of the Buyer's failure to comply with Schedule 9), the Buyer may by notice in writing to the Sellers' Representative:

(a)	defer Completion to a date by up to 25 Business Days;

(b)	proceed to Completion so far as practicable but without prejudice to its rights under this agreement; or

(c)	terminate this agreement.

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7.4	If on the Completion Date the Buyer fails to comply in any material respect with its obligations under Schedule 9 (other than for reason of any Seller's failure to comply with Schedule 9), the Sellers may by notice in writing from the Sellers' Representative to the Buyer:

(a)	defer Completion to a date by up to 25 Business Days;

(b)	proceed to Completion so far as practicable but without prejudice its rights under this agreement; or

(c)	terminate this agreement.

7.5	If this agreement is terminated pursuant to this clause 7, it shall have no further force or effect and no Party shall have any liability in respect of it except as regards any antecedent breach and save that the Surviving Provisions shall survive such termination and continue in full force and effect. For the avoidance of doubt, nothing herein shall prejudice the Buyer's right to receive the Break Fee pursuant to clause 2.5.

8.	INTERIM PERIOD

8.1	During the Interim Period, the Warrantors and the Company shall:

(a)	use all reasonable endeavours to ensure that the Target Group will, in reasonable consultation with the Buyer, carry on business in the normal course and with a view to profit and not do anything outside the normal course of its day to day trading in any material respect;

(b)	promptly give, or procure to be given, to the Buyer and its advisers copies of all management reports and financial reports following their preparation and such further information regarding the businesses, assets, liabilities, contracts and affairs of the Target Group as the Buyer may reasonably require, together with access on reasonable notice and during normal working hours to the Employees and the premises from which any Target Company operates; and

(c)	procure that no Target Company shall, except with the prior written consent of the Buyer:

(i)	dispose of or transfer, or agree to dispose of or transfer any business or part of any business or any of its assets with a value, in any such case, in excess of $25,000;

(ii)	acquire, or agree to acquire, any business or part of a business or any of its assets with a value, in any such case, in excess of $25,000;

(iii)	enter into any contract with a supplier with a value in excess of $20,000 or materially modify or terminate any material rights under any such supplier contract with a value in excess of $20,000;

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(iv)	enter into any contract with a customer with a value in excess of $50,000 or materially modify or terminate any material rights under any such customer contract;

(v)	enter into any licence in excess of $20,000 or materially modify or terminate any material licence;

(vi)	create or permit to be created any Encumbrance over any of the shares in any of the Subsidiaries or any of the assets of the Target Group (other than a Permitted Encumbrance);

(vii)	engage or employ any person (except where such engagement commenced or an offer for such engagement was made prior to the date of this agreement), other than in the ordinary course of business;

(viii)	enter into any agreement, arrangement or understanding pursuant to which any Employee or officer of the Target Group is entitled to any commission or bonus in respect of the transactions contemplated by this agreement;

(ix)	terminate (other than for cause) the employment of any Employee whose remuneration is in excess of $50,000 per annum;

(x)	increase the remuneration of any Employee whose remuneration is in excess of $50,000 per annum;

(xi)	in relation to the Employees, enter into any collective bargaining agreement, or materially modify or terminate any material rights under any collective bargaining agreement subsisting at the date of this agreement;

(xii)	enter into any joint venture, co-operation, consortium, partnership or similar agreement;

(xiii)	grant any lease or licence for or in respect of any of the Properties other than the extension of the lease at Elizabeth House;

(xiv)	initiate any litigation, arbitration, prosecution or other legal proceedings (other than normal debt collection in the ordinary course of business);

(xv)	commit to make any expenditure on capital items which would exceed, in aggregate $25,000;

(xvi)	cancel, release or assign any Indebtedness; or

(xvii)	fail to take any action or pay any premium required to maintain any material insurance policies in force at the date of this agreement in respect of any member of the Target Group or cancel any such policies;

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(xviii)	resolve to change its name or to alter its memorandum or articles of association or byelaws or any similar constitutional document;

(xix)	allot or issue, or agree to allot or issue, any equity interests in any Target Company or any other securities or grant or agree to grant rights which confer on the holder any rights to acquire any equity interests or other securities in any Target Company other than on exercise of any share option granted before the execution of this agreement;

(xx)	declare, pay or make any dividend or other distribution other than in the ordinary course of business;

(xxi)	repay or redeem any of its share capital;

(xxii)	reduce its share capital; or

(xxiii)	resolve to be convened, or convene, any general meeting at which a resolution is to be proposed that it will be voluntarily wound-up.

8.2	Clause 8.1 shall not operate to restrict or prevent:

(a)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Target Group prior to the date of this agreement, provided that such contract or arrangement was entered into in the ordinary and usual course of business and is Disclosed;

(b)	any action provided for in this agreement or any of the other Transaction Documents; or

(c)	any action to the extent required by law, regulation or any Government Entity (or at the request of any Government Entity).

8.3	Each Warrantor undertakes, in his capacity as a shareholder in the Company not to exercise the voting rights attaching to his Shares so as to frustrate the transactions contemplated by this agreement.

9.	WARRANTIES

9.1	Each of the Specified Shareholders warrants to the Buyer as at the date of this agreement in the terms of the Title Warranties, but only in respect of itself and/or its Shares. The Warrantors warrant to the Buyer in the terms of the Warranties and the Tax Warranties as at the date of this agreement, save as Disclosed.

9.2	The Warranties shall be deemed repeated by each of the Warrantors immediately before Completion by reference to the then existing facts and circumstances, save as Disclosed.

9.3	No information of which the Buyer, its agents or advisers has actual or constructive or imputed knowledge shall affect or limit any Claim or claim for breach of a Tax Warranty or operate to reduce any amount recoverable thereunder.

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9.4	Subject always to clause 10, the Buyer shall not bring any Claim or claim for breach of any Tax Warranty in respect of any matter or thing properly Disclosed to it or any Claim in respect of which it has actual knowledge as at the date hereof.

9.5	Each of the Warranties is given independently from and shall not be limited by reference to any of the others of them nor anything else contained in the Transaction Documents.

9.6	The Warrantors and the Company shall promptly disclose to the Buyer in writing any matter or thing which becomes known to any of them before Completion, which is or could reasonably be considered to be a breach of or render inaccurate or misleading the Warranties, Title Warranties or Tax Warranties or which is or could reasonably be considered to be a breach of the covenants contained in clause 8.

9.7	In the absence of fraud, each Warrantor irrevocably waives all rights and claims which he may have against each Target Company and any of its officers and employees relating to any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Warrantors to enable him to give the Warranties and/or to prepare the Disclosure Letter and/or to assume any of the obligations assumed or to be assumed by it under or pursuant to any of the Transaction Documents.

9.8	The only warranties given in relation to tax are the Tax Warranties, and the Title Warranties and the Warranties shall not be deemed to be given in relation to tax.

9.9	Each of the Buyer and TST warrants to the Specified Shareholders as at the date of this agreement that:

(a)	it is duly incorporated in its jurisdiction of organisation;

(b)	it has full power and authority to enter into and perform this agreement and each of the other Transaction Documents without the consent or approval of any third party (including its shareholders) and the provisions of this agreement and each of the other Transaction Documents will, when executed, constitute valid and binding obligations on it, in accordance with their respective terms;

(c)	the execution and delivery of, and the performance by it of its obligations under, this agreement and each of the other Transaction Documents do not and will not:

(i)	conflict with or result in a breach of any provision of its memorandum or articles of association or by-laws or any similar constitutional document, or any agreement binding on it; or

(ii)	result in a breach of any order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound;

(d)	save as expressly provided in the Transaction Documents, all Permits or filings with any Governmental Entity and all agreements of any other person which are necessary for it, or the relevant member of the Buyer's Group, to obtain in order to enter into and perform its obligations under this agreement and each of the other Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing; and

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(e)	there are no:

(i)	judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting any member of the Buyer's Group;

(ii)	law suits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting any member of the Buyer's Group; or

(iii)	investigations by any Governmental Entity which are pending or threatened against any member of the Buyer's Group;

and which, in any such case, will have an adverse effect on its ability or the ability of the relevant member of the Buyer's Group to execute and deliver, or perform, its obligations under this agreement or any of the other Transaction Documents.

9.10	TST warrants to the Specified Shareholders that the Buyer is a wholly owned subsidiary of it.

10.	INDEMNITIES

In addition and without prejudice to the Warranties and the Tax Covenant, the Warrantors undertake to the Buyer to pay to the Buyer, an amount equal to the amount necessary fully to indemnify and keep fully indemnified with effect from Completion the Buyer, the relevant Target Company and each of them, against any and all Losses they have incurred or may after the date of this agreement incur, directly or indirectly, by reason of the matters disclosed in the Disclosure Letter against the Warranties set out in paragraph 11 of Part 2 of Schedule 6 of this agreement.

The Buyer shall use commercially reasonable endeavours to mitigate any Loss which it may suffer in consequence of any breach or breaches of such Warranty. Notwithstanding anything herein to the contrary, the right to indemnification pursuant to this clause 10 shall not be affected by any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this agreement or the Completion Date.

11.	LIMITATIONS

Subject to clause 20.3, the liability of the Warrantors and the Specified Shareholders for Claims and (to the extent expressly provided in Schedule 8) other claims under this agreement shall be subject to the provisions of Schedule 8 and (in the case of Tax Claims) Schedule 7.

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12.	COVENANTS

12.1	The provisions of this clause 12 are entered into with the intention of assuring to the Buyer and each Target Company the full benefit and value of the goodwill and connections of the Target Companies and as a constituent part of the agreement for the sale and purchase of the Shares and the consideration for them is included in the Total Consideration. Accordingly, each Covenantor agrees that the restrictions in this clause 12 are reasonable and necessary for the protection of the legitimate interests of the Buyer and do not operate harshly on the Covenantor.

12.2	Each Covenantor undertakes to and covenants with the Buyer and each Target Company that they shall not (whether for their own account, or jointly with or on behalf of or as a shareholder in any other person, and whether directly or indirectly) during the period of two years commencing on the Completion Date:

(a)	be engaged, concerned or interested in or associated with any business which is in competition with any Relevant Business;

(b)	carry on or be engaged, or concerned or interested in the sale of goods or provisions of services of a kind supplied by any Target Company in connection with its Relevant Business to any person which was, at any time within the period of 12 months preceding the Completion Date, a customer of or in the habit of dealing with any Target Company;

(c)	endeavour to procure the supply of goods or services from any person who is now or was during the 12 months preceding the Completion Date a supplier of goods or services in connection with any Relevant Business to any Target Company where such supply would cause damage to any Target Company;

(d)	solicit, interfere with or endeavour to entice away from any Target Company any person who is now or was, during the 12 months preceding the Completion Date, a client, customer, correspondent, agent of or in the habit of dealing with such Target Company nor enter into a partnership or any association, whether directly or indirectly, with any such person where to do so, in any case, would cause damage to any Target Company;

(e)	solicit, interfere with or endeavour to entice away from any Target Company or offer to employ or engage under a contract for services or enter into partnership with any person who is now or was, during the 12 months preceding the Completion Date, a Key Employee of or consultant to such Target Company; and/or

(f)	make any statement that disparages a Target Company or otherwise interfere with any contract or arrangement of benefit to any Target Company that materially and adversely prejudices a Target Company;

provided that nothing in this clause 12.2 shall prohibit any Covenantor from holding, directly or indirectly (for investment purposes only) not more than 3 per cent. of the shares of a public company listed or dealt in on a recognised investment exchange (as defined in section 285 of FSMA).

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12.3	Each Covenantor undertakes to, and covenants with, the Buyer, and each Target Company that it shall not, whether for its own account or jointly with or on behalf of or as a shareholder in any other person, directly or indirectly (except with the express consent of the Buyer which will be deemed to be given for actions properly carried out in the course of employment by or rendering services to any Target Company):

(a)	take away, make use of or disclose to any person (except insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information of any Target Company or trade secrets of any Target Company in its possession; and/or

(b)	make use of the name "BoardEx" or any corporate or business name which is identical or similar to such name, or is likely to be confused with, the corporate name or any trade or business name of any Target Company or which is likely to suggest a connection with the same.

12.4	For the purposes of this clause 12,

(a)	the expression "Key Employee" means any director or senior manager of any Target Company and/or any person employed by or who renders or rendered services to any Target Company in a Relevant Business and who has client responsibility or influence over a customer or prospective customer of any Target Business and/or who is in possession of Confidential Information about such a customer and/or was engaged in data collection and/or the design and/or development of goods or services sold by the any Target Company and who in any such case was so employed or so rendered services during the period of twelve months before the Termination Date and had dealings with the Executive during that period;

(b)	the expression "Relevant Business" shall mean the business of compiling, storing, analysing, managing, evaluating, marketing and selling information relating to "relationship capital" including without limitation biographical and/or relationship data of business leaders and their connections and "relationship capital management" (which shall include the analysis of a person or an organization's connectivity to other business leaders or the marketplace, including the process of identifying, evaluating and quantifying the strength and characteristics of relationship capital with regard to a business objective or target initiative. For the avoidance of doubt, the following companies shall be deemed to be engaged in the Relevant Business: MergerMarket, RelationshipScience, ThomsonReuters, Standard & Poors/CapIQ, FactSet, LinkedIn, Bureau van Dijk, and DealLogic.

12.5	Each of the undertakings and covenants contained in the separate paragraphs of clauses 12.2 and 12.3 is and shall be a separate undertaking and covenant by the Covenantors.

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12.6	The benefit of the covenants and undertakings given in this clause 12 shall be assignable by the Buyer to and become enforceable by any assignee or holder for the time being of any of the Shares or of any of the shares of any of the Subsidiaries.

12.7	If any restrictions in this clause 12 shall be found to be invalid or unenforceable but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

13.	TAX AFFAIRS

13.1	The Tax Covenant will come into full force and effect at Completion.

13.2	Provisions relating to the tax returns and tax affairs of the Target Group are set out in paragraph 10 of Schedule 8.

14.	FURTHER ASSURANCE

14.1	Each Specified Shareholder agrees for no additional consideration or payment to do, execute and deliver any such further acts, documents and things as the Buyer may reasonably require to vest in the Buyer (or as it shall direct) the beneficial ownership of the Shares set opposite that Specified Shareholder's name in Schedule 1 Part 1 free from all Encumbrances.

14.2	Each Specified Shareholder irrevocably and unconditionally appoints the Buyer with effect on and from Completion (but subject to Completion taking place) as its attorney with full powers of substitution in its name and for it and on its behalf (and to the complete exclusion of any rights any Specified Shareholder may have in such regard) lawfully to exercise all voting rights and receive all the benefits and entitlements which may now or at any time in the future attach to the Shares set opposite that Specified Shareholder's name in Schedule 1 Part 1. The power of attorney granted in this clause 14.2 is given by way of security for the due performance by each Specified Shareholder of its obligations under this agreement.

14.3	Each Specified Shareholder other than Goldman Sachs Strategic Investments (U.K.) Limited undertakes for no additional consideration to do, execute and deliver such documents, deeds and things as the Buyer may reasonably require after Completion to vest in the Company, or such other Target Company as the Buyer shall direct, ownership and title and all rights of each Specified Shareholder in respect of all inventions and Intellectual Property Rights owned by or vested in it and which relate to products of the Target Group used at Completion by the Target Group in its business.

15.	ASSIGNMENT

15.1	Subject to clause 15.2, no Party shall assign, transfer, charge or otherwise deal with any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it, without the prior written consent of other Parties. Any purported assignment in violation of this clause 15 shall be null and void.

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15.2	The Buyer may assign all or any of its rights under this agreement to any member of the Buyer's Group from time to time, provided that any such member of the Buyer's Group shall cease to be entitled to exercise those rights and shall reassign those rights to the Buyer on ceasing to be a member of the Buyer's Group, and provided also that the liability of any Seller (including any Warrantor or Covenantor) to any such assignee shall not be greater than its liability would be to the Buyer if that assignment had not occurred.

15.3	Any permitted assignee of rights and benefits under this agreement (including rights or benefits in respect of the Warranties) may enforce any right or benefit assigned to it as if it had been named in this agreement as the assignor and (in the case of an assignment of the Buyer's rights) may recover under it as if it had acquired the Shares for the Total Consideration and upon the other terms of this agreement and had as a result sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Buyer.

15.4	This agreement will be binding on and enure for the benefit of the successors and permitted assigns of the Parties.

16.	ANNOUNCEMENTS

No Party will release any public announcement, press statement or despatch any circular or other public document relating to any of the Transaction Documents unless and until the form and content of such announcement, statement or circular or other public document have been submitted to, and agreed by:

(a)	the Sellers' Representative in the case of any public announcement, press statement or the despatch of any circular or other public document to be released by the Buyer; or

(b)	the Buyer and the other Specified Shareholders in the case of any public announcement, press statement or the despatch of any circular or other public document to be released by any of the Specified Shareholders;

provided that nothing in this clause 16 will prohibit any Party from (i) making any public announcement, press statement or despatching any circular or other public document as required by law or the rules of the United Kingdom Financial Services Authority, or the Panel on Takeovers and Mergers, the SEC, NASDAQ or of any other Governmental Entity or (ii) from making an announcement to employees, customers or suppliers, in consultation with the Sellers' Representative or the Buyer (as the case may be) and after taking into account the reasonable requirements of the Sellers' Representative or the Buyer (as the case may be) as to the content of such announcement.

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17.	CONFIDENTIALITY

17.1	Each Party will treat and will procure that each of its Affiliates will treat as confidential all information received or obtained by it as a result of entering into or performing its obligations under this agreement or any of the other Transaction Documents which relates to:

(a)	the provisions or the subject matter of this agreement or any of the other Transaction Documents or any document referred to in any of them; or

(b)	the negotiations relating to this agreement or any of the other Transaction Documents or any document referred to in any of them.

17.2	Notwithstanding clause 17.1, any Party may disclose information which would otherwise be confidential under the provisions of clause 17.1 if and to the extent that:

(a)	the information is already in the public domain (other than as a result of a breach by a Party of its obligations under this clause 17 or otherwise);

(b)	the disclosure is permitted, or approved, in accordance with clause 16;

(c)	the disclosure is required to be made to a Tax Authority in connection with the tax affairs of the disclosing Party's group, or is required for the purposes of stamping, by the law of any relevant jurisdiction or for the purpose of any judicial proceedings or quasi-judicial proceedings;

(d)	the disclosure is required by any Governmental Entity to which any Party is subject or submits, wherever situated (including the United Kingdom Financial Services Authority, the Land Registry, HMRC, the SEC and NASDAQ) and whether or not the requirement for information has the force of law;

(e)	the information is disclosed on a confidential, to the employees, professional advisers, auditors and bankers of such Party;

(f)	the Sellers' Representative has given its prior written approval to the disclosure (in the case of disclosure by the Buyer) or the Buyer has given such prior written approval (in the case of disclosure by any of the Sellers), as the case may be; or

(g)	it does so to an Affiliate of that Party; provided that, the Party making such disclosure will remain fully and completely liable to each other Party in accordance with the provisions of clause 17.1.

provided that any such information disclosed pursuant to clauses (c) or (d) will be disclosed only after the Sellers' Representative or a Specified Shareholder on the one hand gives notice to the Buyer or the Buyer or TST on the other hand, gives notice to the Sellers' Representative, as the case may be, unless such prior notification is prohibited by law, regulation or applicable stock exchange rules.

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18.	NOTICES

18.1	Without prejudice to any other method available for the giving of notice or to any acknowledgement by any Party that it has received the same, any notice or other communication to be given under this agreement shall be in writing and shall be delivered or sent to:

(a)	in the case of the Specified Shareholders:

The Sellers' Representative at his address set out in Schedule 1:

(b)	in the case of TST and the Buyer:

Address:	14 Wall Street
New York, NY 10005
United States
Fax:	+1 (212) 321-5015
Attention:	General Counsel

With a copy to:

Orrick, Herrington & Sutcliffe LLP

Address:	The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
United States
Fax:	+1 (415) 773-5759
Attention:	Karen Dempsey

or in the case of any Party, such other address or fax number as may be notified from time to time by the Sellers' Representative to the Buyer or by the Buyer to the Sellers' Representative in accordance with this clause 18.

18.2	Any notice shall be valid if delivered by hand or sent by legible facsimile transmission, electronic mail or pre-paid first class post (airmail if sent to or from an address outside the United Kingdom) and:

(a)	if delivered by hand or sent by legible facsimile transmission or electronic mail shall conclusively be deemed to have been given or served at the time of despatch if sent or delivered on a Business Day or (if not sent or so delivered) on the next following Business Day; and

(b)	if sent by post in the manner described above shall conclusively be deemed to have been received 48 hours after the posting of the same (or 72 hours if sent to or from an address outside the United Kingdom).

provided that if deemed receipt (but for this proviso) would have occurred before 9.00 a.m. local time on a Business Day the notice shall be deemed to have been received at 9.00 a.m. local time on that day, and if deemed receipt (but for this proviso) would have occurred after 5.00 p.m. local time on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. local time on the next Business Day.

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18.3	In proving service pursuant to this clause 18 it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in clause 18.1 (or as otherwise notified by that Party under this agreement) and delivered either to that address or into the custody of the postal authorities as a special delivery or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in clause 18.1 (or as otherwise notified by that Party under this agreement).

18.4	The provisions of this clause 18 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this agreement.

19.	APPOINTMENT OF PROCESS AGENTS

19.1	Any Party located outside England and Wales (an "Appointing Party") shall ensure that there is at all times appointed an agent for service of process on it in England and Wales in relation to any matter arising out of this agreement or any of the other Transaction Documents, service upon whom shall be deemed completed whether or not forwarded to or received by the Appointing Party and such Appointing Party shall notify the other Parties of the name of such agent and their contact details.

19.2	An Appointing Party may from time to time appoint a new process agent acceptable to the other Party (acting reasonably) to receive service of process in England and Wales pursuant to clause 19.1.

19.3	An Appointing Party shall inform the other Parties, in writing, of any change in the address of its process agent within 28 days.

19.4	If any process agent appointed pursuant to this clause 19 ceases to have an address in England and Wales, the Appointing Party irrevocably agrees to appoint a new process agent acceptable to the other Parties (acting reasonably) and to deliver to the other Parties within 14 days a copy of a written acceptance of appointment by its new process agent.

19.5	Pursuant to clause 19.1, as its agent for service of process on it in England and Wales in relation to any matter arising out of this agreement and the other Transaction Documents:

(a)	TST and the Buyer hereby appoint as process agent (i) Orrick, Herrington & Sutcliffe (Europe) LLP, 107 Cheapside, London EC2V 6DN, United Kingdom, as agent for service of process with effect from and after the date hereof until the Completion Date; and (ii) the Company, Elizabeth House, 5th Floor, York Road, London SE1 7NQ, with effect from and after the Completion Date.

(b)	each Specified Shareholder without an address in England or Wales hereby appoints Eddie Bell.

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20.	ENTIRE AGREEMENT AND BUYER'S REMEDIES

20.1	The Parties confirm that this agreement together with the other Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect to such subject matter.

20.2	Without limiting clause 20.1, in entering into this agreement, each of the Buyer and TST accepts that it is not relying on any representation, warranty or on any other information or statement of opinion or belief, including, without limitation, projections, forecasts and replies to due diligence enquiries, whether written or oral, express or implied, and whether made or given by any Specified Shareholder or any of its advisers, which is not expressly comprised within or the express subject of any of the Warranties.

20.3	Each of the Buyer and TST irrevocably and unconditionally waives any right it may have to bring a claim or take any proceedings against any Specified Shareholder for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any misrepresentation, whether or not contained in this agreement and whether innocently or negligently made. The Buyer's sole remedy in respect of any such misrepresentation shall be an action for breach of contract under the terms of this agreement if and to the extent that the subject matter of the misrepresentation in question constitutes a breach of the Warranties.

20.4	Nothing in this agreement applies to limit or exclude the liability of any Specified Shareholder, or any remedy of the Buyer, for fraud or fraudulent misrepresentation or wilful non-disclosure other fraud by any Specified Shareholder.

21.	SELLERS' REPRESENTATIVE

21.1	The Sellers' Representative is given on behalf of each Specified Shareholder or each Warrantor as appropriate the power to:

(a)	negotiate and agree the Agreed Form documents:

(b)	agree an extension to the Long Stop Date past 2 January 2015;

(c)	comply and act in accordance with the provisions of clauses 2.3 and 2.5;

(d)	comply and act in accordance with the provisions of clause 4.7;

(e)	comply and act in accordance with the provisions of clause 5.1, 5.3 and 5.5;

(f)	comply and act in accordance with the provisions of clauses 6.3, 6.4 and 6.5;

(g)	comply and act in accordance with the provisions of clauses 7.3 and 7.4;

(h)	comply and act in accordance with the provisions of clauses 16, 17, 18 and 22;

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(i)	comply and act in accordance with the provisions of Schedule 5, Schedule 7, Schedule 8 and Schedule 10.

(j)	defend, compromise, settle, negotiate and appoint professional advisors in respect of the same in respect of any Relevant Claim other than in relation to a breach of clause 12 or a Title Claim.

The Parties acknowledge that actions of the Sellers’ Representative taken in accordance with this clause 21 shall be valid and binding on each of the Specified Shareholders as if taken by such Specified Shareholder or Warrantor. The Buyer's rights under this Agreement shall not be prejudiced by reason of any action or omission by the Sellers' Representative which is not consented to by any Specified Shareholder or Warrantor.

21.2	The Specified Shareholders agree that the Buyer shall be entitled to rely on notices given to and by the Sellers' Representative in accordance with this agreement as if given to and by each of the Specified Shareholders and Warrantors and (where the Sellers' Representative is expressly empowered to do so by this agreement) shall be entitled to rely on any waiver or consent given by the Sellers' Representative in accordance with this agreement as if given by each of the Specified Shareholders. For these purposes, the appointment of the Sellers' Representative shall be conclusively binding on each of the Sellers.

21.3	The Specified Shareholders may notify the Buyer that they have chosen another person to be the Sellers' Representative to replace either or both of the individuals then acting as such. Any such notice shall be in writing and signed by or on behalf of all of the Specified Shareholders and the change in the identity of the Sellers' Representative shall take effect five Business Days after notice of the change is received by the Buyer or (if later) on the date (if any) specified in the notice as the date on which the change is to take effect. Until any such notice is received by the Buyer, the Buyer shall continue to be entitled to give notices to and to rely on notices given by the last Sellers' Representative of whom it had actual knowledge.

21.4	The Sellers' Representative shall duly comply with the obligations of the Sellers' Representative in this agreement and in any other Transaction Document.

21.5	As between the Sellers' Representative and the Specified Shareholders, the Sellers' Representative agrees:

(a)	to exercise the rights and powers conferred on him as a Sellers' Representative under this agreement in good faith;

(b)	to provide a copy of any notice received by him in his capacity as a Sellers' Representative under this agreement to GS and on request from time to time, any other Specified Shareholder, as soon as reasonably practicable after receipt (and in any event within three (3) Business Days); and

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(b)	to:

(i)	consult with GS and, on request, any other Specified Shareholder;

(ii)	give GS (and, on request, any other Specified Shareholder) and its professional advisers reasonable access to any relevant accounts, documents and records within the power or control of the Sellers' Representative; and

(iii)	take into account the reasonable opinions of GS (and, on request, any other Specified Shareholder),

prior to making any request, election, proposal, approval, waiver or consent in his capacity as a Sellers' Representative in relation to this agreement.

21.6	The Sellers' Representative confirms that he is not, and shall not at any time during which he is discharging his role as Sellers' Representative, in any way, directly or indirectly, (i) connected, or become connected, with any member of the Buyer's Group nor (ii) interested, nor become interested, in any matters which might be reasonably considered to conflict with his ability to exercise the rights and powers conferred on him as Sellers' Representative under this agreement in good faith and with sole regard to the interests of the Specified Sellers under this agreement.

22.	GENERAL

22.1	Subject only to any deemed amendment to, or severance of, any provision of this agreement pursuant to clause 22.5 no amendment or variation of the terms of this agreement shall be effective unless it is made or confirmed in a written document signed by GS and unless:

(a)	where the amendment or variation of the terms of this agreement is made between the entry into this agreement and Completion, it is made or confirmed in a written document signed by the Buyer and Sellers' Representative;

(b)	where the amendment or variation of the terms of this agreement is made on or after Completion, which would not have a material adverse effect on the rights of the Specified Shareholders hereunder, it is made or confirmed in a written document signed by the Buyer and Sellers' Representative.

22.2	The obligations and liabilities of a Party shall not be prejudiced, released or affected by any time, forbearance, indulgence, release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this clause 22.2) would operate to prejudice, release or affect any such obligations except an express written release by all the Parties to whom the relevant obligations and liabilities are owed or due.

22.3	Any full or partial release or waiver by any Party in favour of another of such Party's rights under this agreement will only be binding if given in writing. Subject to clauses 7.2 any such release or waiver will:

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(a)	be confined to the specific circumstances in which it is given; and

(b)	not affect any other enforcement of the same right or the enforcement of any other right by or against any of the Parties.

22.4	This agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but will not be effective until all the Parties have executed at least one counterpart. All the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this agreement.

22.5	Without limitation to clause 12.7, in the event that any provision of this agreement is void or unenforceable by reason of any provision of applicable law, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable. If no such modification is possible, it will be deleted and the remaining provisions of this agreement will continue in full force and effect and if necessary, be so amended as is necessary to give effect to the commercial intentions of the Parties so far as possible.

22.6	The Warranties shall not be extinguished or affected in any way by Completion and this agreement (other than obligations which have already been fully performed) will continue in full force and effect after Completion.

22.7	Subject to clause 9.4, any Party may take action for any breach or non-fulfilment of any warranties, undertakings, agreements and representations on behalf of any other Party before or after Completion notwithstanding that such breach or non-fulfilment was known to or discoverable by such Party before Completion and notwithstanding that such Party shall delay or otherwise fail to exercise its rights under this agreement or generally in such regard.

22.8	Except where expressly provided to the contrary, the rights and remedies reserved to any Party under any provision of this agreement or any of the other Transaction Documents shall be in addition and without prejudice to any other rights or remedies available to such Party by statute, common law or otherwise.

22.9	In relation to the Contracts (Rights of Third Parties) Act 1999:

(a)	where any term of this agreement (including clause 9.7 (claims against third parties in respect of Warranties), clauses 12.2 and 12.3 (protective covenants) and clause 15.3 (rights of assignees)) is expressed to be made in favour of or is capable of applying for the benefit of a member of the Buyer's Group or of the Target Group or any officer or employee of any such member, or of a Buyer or assignee or other holder of the Shares or the shares in any Subsidiary, such person shall be entitled, with the prior written consent of the Buyer, to enforce that term in accordance with that Act but may not assign the benefit of their rights under it;

(b)	save as described in clause 22.9(a), the Parties do not intend that any term of this agreement is enforceable under that Act by a person who is not a Party; and

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(c)	the consent of any person who is not a Party shall not be required for the amendment, variation, rescission or termination of this agreement.

22.10	The receipt by (i) any Party of any amount due to such Party's Affiliates or (ii) the Paying Agent of any amount due to the Sellers, in each case under this agreement and any of the other Transaction Documents shall be a valid discharge of the payment obligations of the Party making the payment which shall not be required to enquire into the application of that payment by the receiving Party or the Paying Agent, as applicable. For the avoidance of doubt, no member of the Buyer Group shall have any liability with respect to the actual allocation among the Sellers of the Total Consideration or any other amount due to the Sellers hereunder.

22.11	Except as set forth herein and whether or not Completion occurs, each Party shall pay its own costs and expenses in connection with the preparation and carrying into effect of this agreement and the other Transaction Documents, save that the Buyer shall cause the Company to pay on Completion the Company's Transaction Expenses up to the extent such amounts are deducted from the Consideration due to the Sellers at Completion.

22.12	In exercising any right as a trustee under this agreement or any of the other Transaction Documents, the Buyer will be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

22.13	Without prejudice to the operation of clause 4.2 and 21.3 and Schedule 8, the obligations and liabilities of the Specified Shareholders assumed or undertaken under or pursuant to this agreement shall be several and not joint and several.

22.14	Interest shall accrue on monies which are not paid when due under this agreement from the due date for payment (or, if there is no due date for payment, from the date payment is demanded) until the date of actual payment at the rate of 4 per cent above the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis, both before and after judgment, and be compounded quarterly and be payable on demand.

23.	GUARANTEE

23.1	The Guarantor irrevocably and unconditionally:

(a)	guarantees as a continuing guarantee to each Specified Shareholder the full and punctual performance and observance by the Buyer of each of the Buyer's obligations under this agreement or any other Transaction Document or arising in connection with any breach or termination of this agreement or any other Transaction Document;

(b)	agrees that if and each time that the Buyer fails to make any payment to any Seller when it is due under this agreement or any other Transaction Document, or in connection with any breach or termination of this agreement or any other Transaction Document, the Guarantor shall (without requiring that Seller first to take steps against the Buyer or any other person) pay that amount to the Buyer on demand as if it were the primary obligor, together with interest at the interest rate specified in clause 22.14.

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23.2	The obligations of the Guarantor under this clause shall not be affected in whole or in part by any act, omission, matter or thing which, but for this provision, might operate to reduce, release or prejudice its obligations, including, without limitation and whether or not known to the Guarantor, any Specified Shareholder or the Buyer:

(a)	any variation of this agreement or any other Transaction Document;

(b)	any neglect or delay in seeking the performance of any obligations under this agreement or any other Transaction Document, or any time, waiver, forbearance or consent granted to, or composition or arrangement with, the Buyer or other person;

(c)	the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor of the Buyer;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Buyer or any other person;

(e)	any unenforceability, invalidity or illegality of any obligation of the Buyer; or

(f)	any insolvency or similar proceedings.

23.3	The guarantee in clause 23.1 is a continuing guarantee and accordingly shall remain in force until all of the obligations of the Buyer under this agreement and each other Transaction Document have been fully performed or fully satisfied regardless of any intermediate performance or discharge in whole or in part. The guarantee in clause 23.1 shall be in addition to, and without prejudice to and not in substitution for, the performance and observance of the Buyer's obligations under this agreement and each other Transaction Document.

23.4	So long as the Buyer remains under any actual or contingent obligation under this agreement or any other Transaction Document, the Guarantor shall not exercise any rights which it may at any time have, by reason of the performance of its obligations under this clause, or by reason of any amount being payable or any liability arising under this clause:

(a)	to be indemnified by the Buyer;

(b)	to claim a contribution from another guarantor of the Buyer 's obligations;

(c)	to take the benefit (whether in whole or in part and whether by way of subrogation or otherwise) of any of the Buyer's rights under this agreement or any other Transaction Document;

(d)	to exercise any right of set-off against the Buyer; and/or

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(e)	to prove as a creditor of the Buyer in competition with any Seller.

Any benefit, payment or distribution received by the Guarantor and relating to any rights mentioned in this clause 23.3 shall be held by the Guarantor on trust for the Sellers to the extent necessary to enable all of the Buyer's obligations under this agreement and each other Transaction Document or in connection with any breach of this agreement or any other Transaction Document to be satisfied in full.

23.5	Each payment to be made by the Guarantor under this clause shall be made in the currency in which the relevant amount is payable by the Buyer.

24.	GOVERNING LAW

24.1	This agreement will be governed by and construed in accordance with laws of England.

24.2	Each Party irrevocably agrees that the Courts of England will have exclusive jurisdiction in relation to any claim, dispute or difference concerning this agreement and any matter arising from it except in relation to the enforcement of any judgment, decision or award of the Courts of England in which case the Courts of England shall have exclusive jurisdiction.

24.3	Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

IN WITNESS of which the Parties have executed this agreement as a deed by the Specified Shareholders and under hand by the Buyer and it is intended to be and is delivered on the date first mentioned above.

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IN WITNESS of which the Parties have executed this agreement as a deed by the Specified Shareholders and under hand by the Buyer and it is intended to be and is delivered on the date first mentioned above.

EXECUTED AS A DEED by MANAGEMENT DIAGNOSTICS LIMITED D/B/A BOARDEX acting by , a director	) ) ) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

EXECUTED AS A DEED by MDL ESOP LIMITED acting by___________________, a director	) ) ) )
in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

EXECUTED AS A DEED by GOLDMAN SACHS STRATEGIC INVESTMENTS (U.K.) LIMITED acting by_______________, a director	) ) ) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

SIGNED AS A DEED by ANDREW MCMULLAN	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by CAMERON IRELAND	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by CHRISTOPHER BEATSON-HIRD	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

SIGNED AS A DEED by DAVID FLETCHER	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by EDDIE BELL	)

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by JAMES DALY	)

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

SIGNED AS A DEED by JULIAN SAINTY	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by NEIL DAVIES	)

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by RALPH GRAYSON	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

SIGNED AS A DEED by RIC BERMAN	)

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by RICHARD MACWILLIAMS	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED AS A DEED by SIMON BATTEN	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

[Share Purchase Agreement]

SIGNED AS A DEED by SUSAN BERMAN	) )

in the presence of:

Witness signature:

Name (print):

Address:

Occupation:

SIGNED by for and on behalf of THE DEAL, LLC	) )

Title:

[Share Purchase Agreement]

SIGNED by for and on behalf of THESTREET, INC.	) )

Title:

[Share Purchase Agreement]